Business License

(Duplicate) (2-1)

Unified Social Credit Identifier:91440300MA5FF1AB8F

Enterprise Name: Guo Gangtong Trade (Shenzhen) Co., Ltd

Type of Enterprise: Limited Liability Company (Sole Investment by Taiwan, Hong Kong and Macao Legal Person)

Address: :Room201,Building A,1Qianwan First Road, Qianhai Shenzhen-Hong Kong Cooperation Area, Shenzhen City. (Entry to Qianhai Commercial Secretary Co.,Ltd.)

Legal Representative: Yanping Guo

Registered Capital: RMB 5,000,000

Date of Establishment: December 28, 2018

Validity Term:

Scope of operation: Business Management Consulting、Food safety solutions、Marketing Planning of Food Packaging、Development of Food Technology、Technical Consultation on Traceability and Cultivation of Edible Agricultural Products.

Shenzhen Market Supervision and Administration (seal)

January 23, 2019